Exhibit 99.1

Iridex Announces Preliminary Operational and Financial Results for

Fourth Quarter and Full Year 2021

Exceeds Prior Guidance with Record Quarterly Revenue and nearly 50% Full Year Revenue Growth

MOUNTAIN VIEW, Calif., January 11, 2022 -- Iridex Corporation (Nasdaq: IRIX) today provided preliminary unaudited operational and financial results for the fourth quarter and full year ended January 1, 2022.

Fourth Quarter 2021

•	Total revenue expected to be $15.1 million to $15.3 million, approximately 24% revenue growth over $12.3 million reported for the fourth quarter of 2020
•	Cash and cash equivalents of approximately $23.8 million as of January 1, 2022, representing a net cash burn of $1.8 million in the fourth quarter, and $5.3 million for the full year 2021
•	Sold 15,200 Cyclo G6® probes in the fourth quarter of 2021, 13% above the prior year quarter
•	Sold 90 Cyclo G6® Glaucoma Laser Systems in the fourth quarter of 2021, compared to 57 in the prior year quarter

Full Year 2021

•	Total revenue expected to be $53.7 million to $53.9 million, compared to 2020 revenue of $36.3 million
•	Sold 58,200 Cyclo G6® probes, compared to 45,800 in the prior year
•	Sold 243 Cyclo G6® Glaucoma Laser Systems compared to 174 in the prior year

“Throughout 2021 our team continued to deliver strong results, despite the underlying challenges posed by the ongoing pandemic,  leading to revenue growth of nearly 50% year over year,” said David I. Bruce, President and CEO of Iridex. “Our commitment to investing in sales and marketing, securing broader distribution partnerships and key product line enhancements were all important components of our success in 2021, and positions us well for further advancements in 2022. We strongly believe there is a tremendous opportunity to expand our core markets as we continue to drive adoption of our MicroPulse technology for patients suffering from moderate-to-severe glaucoma and retinal disease.”

These preliminary results are based on management's initial analysis of operations for the quarter and year ended January 1, 2022 and are subject to completion of the Company’s year-end financial reporting processes, further internal review, potential adjustments and audit by the Company's external auditors.

About Iridex
Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future momentum, demand and utilization of the Company's products, financial guidance and results and expected sales volumes. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q for the third quarter, filed with the Securities and Exchange Commission on November 12, 2021. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com